Term Sheet

Advanced ID Corporation to Acquire the Assets of DDCT Technology Co.,
Ltd.

Date:                            August 27, 2008

Parties
Name                             Advanced ID Corporatin

Short form name                  AIDO

Notice details                   4500 5th Street, NE #200 Bay 6
                                 Calgary AB, Canada T2E 7CE

                                 Dan Finch President/CEO

Name                             Shenzhen DDCT Technoloyg Co., Ltd

Short form name                  DDCT

Notice details                   19F West Bldg, Nanshan Digital
                                   Information Industry Base #10128
                                 Shennan Road, Shenzhen, 518057,
                                 People's Republic of China

                                 Siyou Su, Chairman

Background
A. Advanced ID Corporation, a fully reporting US public corporation, will purchase all of the assets of Shenzhen DDCT Technology Co., Ltd., a People's Republic of China corporation (referred herein as the "Proposed Transaction"). Advanced ID Corporation and Shenzhen DDCT Technology Co., Ltd. shall be referred to herein as the "Parties" or individually as "Party""). The conditions governing this transaction (herein referred to as the "Commercial Terms") are detailed in the following term sheet.

Term sheet
1.    Purpose

The purpose of this term sheet is to confirm:
(a)   that the parties intend
        (i) to implement the Proposed Transaction and
        (ii) to execute such legally binding transaction documents (referred herein as the "Transaction Documents" or "Documents') as shall be necessary to conclude the Proposed Transaction. Documentation is expected to include but not limited to asset acquisition agreement, stock option plan, loan agreement (for the increase in DDCT's capital), a voting debts proxy agreement, a call option agreement, equity pledge agreement and a management agreement.

(b) that the intention set out in paragraph 1(a) is subject to and the Commercial Terms are not binding until
        (i) AIDO completes due diligence investigations to its satisfaction; and
        (ii) the Transaction Documents are executed

(c) the terms of the agreement reached between the parties concerning the preparation and negotiation of the Transaction
Documents and the implementation of the Proposed Transaction.

2.    Due Diligence investigations

AIDO will through its employees, agents, representatives, accountants and lawyers, have access to the Company's business premises, records, information, auditors, accountants and senior personnel at all reasonable times, to enable AIDO to conduct due diligence investigations of DDCT and the business conducted by it.

3.    Confidential information

No party may disclose the confidential information of another party (which includes the information provided as part of the due diligence investigations and the Proposed Transaction) to any other person or entity except:

(a) with the consent of the party whose confidential information it is;
(b)   as required by law or an applicable stock exchange; or

(c) to its professional advisers and employees for the purpose of due diligence and negotiating the Transaction Documents, on the basis that they keep the information confidential.

4.    Negotiation of contracts

Subject to AIDO being satisfied with the outcome of its due diligence investigations, AIDO will deliver draft Transaction Documents to DDCT, and the Parties will cooperate in good faith and use reasonable endeavors to negotiate and execute the Transaction Documents on or before the date that is 30 days after execution of this term sheet.

5.    Exclusivity

DDCT and its existing shareholders (herein referred to as "Existing Shareholders") must negotiate exclusively with AIDO until the date that is 30 days after the execution of this term sheet with respect to the Proposed Transaction and accordingly

(a) DDCT and the Existing Shareholders must terminate, and must ensure that their respective agents and representatives terminate, any discussions currently taking place with any person, other than AIDO, concerning the Proposed Transaction or any transaction substantially similar to, or in substitution for, the proposed Transaction;

(b) neither DDCT nor the Existing Shareholders or their respective agents or representatives may, on or before that date directly or indirectly solicit or respond to any enquiries or proposals of any person, other than AIDO, concerning the Proposed Transaction or any transaction substantially similar to, or in substation for, the Proposed Transaction, and

(c) neither DDCT nor the Existing Shareholders may permit any other person or entity to conduct due diligence on DDCT or its business

6.    Status of term sheet

      6.1   Legally binding

(a) All paragraphs of this term sheet are legally binding, except paragraph 1(a) and the Commercial Terms.

(b)   The parties agree that paragraph (1(a) and the Commercial
Terms:

        (i) are merely statements of the current intention of the Parties and may change;

       (ii) are not intended to be legally binding on the Parties or to give rise to legal rights or obligations; and

      (iii) do not constitute a binding undertaking or representation concerning the Proposed Transaction, even if the parties subsequently work together and take action or refrain from taking action on the assumption or in the expectation that the Transaction Documents will be executed.

      6.2  No undertaking or representation

Until the Transaction Documents are executed, no undertaking or representation will arise concerning the Proposed Transaction as a result of

(a)   AIDO undertaking due diligence;

(b) negotiations between the Parties concerning the preparation of the Transaction Documents; or

(c) any action or inaction by a party on the assumption or in the expectation that the Transaction Documents will be executed.

7.    Arbitration

Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this contract.



Commercial terms - Schedule 1

1.  Proposed Investment    Restructuring

   -  AIDO to set up a wholly owned Chinese
WFOE, Advanced ID Communication Technology
(Shenzhen) Company Limited, thru its Hong
Kong subsidiary Advanced ID Asia Pacific
Company  Limited.

   -  WFOE to acquire 100% of the assets of
DDCT including but not limited to inventory, leasehold improvements, ownership of all rights to intellectual property, patents, products, product designs, drawings, collateral, and manufacturing processes.

   -  All future domestic contracts to be
entered into by the WFOE.

   -  All existing domestic contracts or
future contracts if any and if necessary to be transferred to the WFOE by way of the Management Agreement between the WFOE and DDCT.

The investment will consist of a transfer of AIDO stock to the principal owners of DDCT and the commitment to provide $5 million in working capital over a period of two years.
Of that $5 million, $200,000 will be
committed over a 30 day period with the
initial $30,000 to be transferred to DDCT upon the full execution of this term sheet.
In event of failure to complete the Proposed
Transaction, DDCT will pay AIDO back the cash advanced within thirty (30) days.

Upon execution of this terms sheet, AIDO will put into escrow 16,005,727 AIDO shares
(15%) of enlarged share capital) as of
September 1 to be distributed to the
Existing Shareholders of DDCT upon
completion of the Proposed Transaction.

In addition, 21,340,969 AIDO shares (20% of enlarged share capital) will be put into escrow for the benefit of the Existing
Shareholders of DDCT upon reaching certain performance objectives (to be determined by mutual assent upon completion of the Porposed Transaction).

In addition, 5,335,242 AIDO shares (5% of enlarged capital) will be put into escrow for the benefit of the Existing Shareholders of DDCT if certain extraordinary revenue targets are met the second year (to be determined upon completion of the Proposed
Transaction).

2. Transaction Documents The formal transaction document will include but not limited to:

(a)  asset acquisition agreement,

(b)  stock option plan

(c)  loan agreement (for the increase in
     DDCT's capital),

(d)  a voting rights proxy agreement,

(e)  a call option agreement,

(f)  an equity pledge agreement, and

(g)  a management agreement

AIDO's layers will prepare the first drafts of these documents

3.  Conditions precedent   The Proposed Transaction is conditional on

(a)  restructuring as defined in (1) above,

(b)  the due diligence being completed to
the satisfaction of AIDO;

(c)  AIDO being satisfied that DDCT owns or
is entitled to use all key intellectual
property.

(d)  definitive legally binding Transaction
Documents to the satisfaction of AIDO being executed; and
(e)  Government approvals, where necessary

4.  Board of Directors     The board will comprise a maximum of Seven
directors with two directors nominated by DDCT.

The Chairman will be Seymour Kazimirski.
The Vice Chairman will be Su Siyou, one of the two directors nominated by DDCT.

The quorum for a board meeting will be four directors, one of which must be either the Chairman or Vice Chairman.

The Company will pay normal director's fees and reimburse costs to non-executive directors.

The Company will implement directors' and officers' liability insurance to an amount to be agreed. Each director will also have the benefit of a deed of access, insurance and indemnity with the Company.

5.  Executive Service
      Agreements.          On Completion, each identified key employee
will be required to sign a service agreement in a form agreed by the Parties. Each agreement will deal with (among other things) ownership of intellectual property and confidentiality, and restrain the employee from competing with AIDO for 12 months after their employment is terminated.


Signing Page

/s/Siyou Su                                   Date:  08/29/2008
-------------------------------
Chairman Shenzhen DDCT Technology, Co. Ltd.

/s/Dan Finch                                 Date:  08/28/2008
------------------------------
President/CEO Advanced ID Corp